Exhibit 4.3

SUSQUEHANNA BANCSHARES, INC.

AND

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of December 12, 2007

to

JUNIOR SUBORDINATED INDENTURE

Dated as of November 5, 2007

9.375% CAPITAL EFFICIENT NOTES, SERIES I

SUPPLEMENTAL INDENTURE, dated as of December 12, 2007, between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), having its principal office at 26 North Cedar Street, Lititz, Pennsylvania 17543, and THE BANK OF NEW YORK, a New York banking corporation, having a designated corporate trust office located in Pittsburgh, Pennsylvania, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of November 5, 2007, (the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.01 or 3.01 of the Indenture;

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

1.1 (a) For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture and the following terms used in this Supplemental Indenture shall have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the CENts the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified in Section 2.1(e) from the applicable Interest Payment Date.

“Alternative Payment Mechanism” means the alternative payment mechanism set forth in Section 2.1(i).

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the CENts and (ii) the fifth anniversary of the commencement of such Deferral Period.

“Bankruptcy Event” means any of the events set forth in Section 7.01(i) or (ii) of the Indenture.

“Business Day” is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York or in Pittsburgh, Pennsylvania, are authorized or required by law or executive order to remain closed, (ii) a day on which the Corporate Trust Office of the Property Trustee (as defined in the Trust Agreement) or the Debenture Trustee is closed for business or (iii) during any Interest Period for which interest is based on LIBOR, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Calculation Agent” means The Bank of New York, or any other firm appointed by the Company, acting as calculation agent for the CENts.

“Capital Securities” has the meaning set forth in the Trust Agreement.

“CENts” or “CENt” has the meaning set forth in Section 2.1(a).

“Common Equity Issuance Cap” has the meaning set forth in clause (1) of Section 2.1(i).

“Common Stock” means any of the Company’s equity securities (including equity securities held as treasury shares and equity securities sold pursuant to any dividend reinvestment plan and employee benefit plans of the Company) that have no preference in the payment of dividends or amounts payable upon the Company’s liquidation, dissolution or winding up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of the Company), and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Current Stock Market Price” of the Common Stock on any date means (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the Nasdaq Global Select Market or, if the Common Stock is not then listed on the Nasdaq Global Select Market, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted, (ii) if the

Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment and ending, subject to Section 2.1(p), on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the CENts.

“Distributions” has the meaning set forth in the Trust Agreement.

“Distribution Date” means a date on which Distributions are payable.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock in excess of the Preferred Stock Issuance Cap) to Persons that are not Subsidiaries.

“Existing Parity Securities” has the meaning set forth in Section 2.1(g).

“Extension Date” has the meaning set forth in clause (iii) of Section 2.1(d).

“Federal Reserve” means the Board of Governors of the Federal Reserve System collectively with any successor federal bank regulatory agency having primary jurisdiction over the Company.

“Final Repayment Date” has the meaning set forth in clause (iii) of Section 2.1(d).

“Guarantee” means the Company’s guarantee of the CENts issued as described in Section 2.1(a).

“Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, the issue date of the CENts) to but excluding the next Interest Payment Date.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars having the relevant maturity commencing on the first day of that Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the relevant maturity commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for the relevant maturity commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period, or in the case of the Interest Period beginning on December 12, 2037, 9.375%. The establishment of LIBOR for each Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding. For the purposes of this definition, “Calculation Agent” means The Bank of New York, or any other firm appointed by us, acting as calculation agent; “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Interest Period; a “London Banking Day” is any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars); and “Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Mandatorily Convertible Preferred Stock” means preferred stock with (a) no prepayment obligations of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally (or in the Common Stock or the Company’s preferred stock specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Stock and/or the Company’s preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, the relevant exchange or market or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or the Company’s preferred stock or Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(b) the Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Qualifying APM Securities pursuant to Section 2.1(i) or to issue Qualifying Capital Securities pursuant to Section 2.1(d), as the case may be, and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under Section 2.1(i)); or

(c) a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or the Company’s preferred stock or Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(d) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or the Company’s preferred stock or Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(e) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or the Company’s preferred stock or Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(f) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Common Stock or the Company’s preferred securities or Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(g) an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event at such time, in the Company’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending development or material business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company’s ability to consummate such transaction; provided that no single suspension period described in this clause (g) shall exceed 90 consecutive days and multiple suspension periods described in this clause (g) shall not exceed an aggregate of 180 days in any 360-day period; or

(h) the Company reasonably believes that the offering document for the offer and the sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in clause (g)) and the Company determines that it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this clause (h) shall exceed 90 consecutive days and multiple suspension periods described in this clause (h) shall not exceed an aggregate of 180 days in any 360-day period.

“Parity Securities” means any debt securities that the Company may issue in the future that rank pari passu upon the Company’s liquidation with the CENts.

“Preferred Stock Issuance Cap” has the meaning set forth in clause (2) of Section 2.1(i).

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock, Qualifying Warrants and Mandatorily Convertible Preferred Stock, provided that the Company may, without the consent of the Holders of the CENts, amend the definition of “Qualifying APM Securities” to eliminate Common Stock or Qualifying Warrants (but not both) and/or Mandatorily Convertible Preferred Stock from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate Common Stock and/or Mandatorily Convertible Preferred Stock from the definition would result in a reduction in the earnings per share of the Company as calculated for financial reporting purposes.

“Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (i) have an exercise price per share greater than the Current Stock Market Price as of the date of issuance thereof and (ii) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances.

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that currently publishes a rating for the Company.

“Repayment Date” means the Scheduled Maturity Date and each Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the CENts.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of December 12, 2007, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

“Scheduled Maturity Date” has the meaning set forth in clause (i) of Section 2.1(d).

“Share Cap” has the meaning set forth in clause (5) of Section 2.1(i).

“Trust” has the meaning set forth in Section 2.1(a).

“Trust Agreement” has the meaning set forth in Section 2.1(a).

(b) “Applicable Percentage,” “Qualifying Preferred Stock” and “Qualifying Capital Securities” shall have the respective meanings set forth in the Replacement Capital Covenant.

ARTICLE II

TERMS OF SERIES OF SECURITIES

2.1. Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “9.375% Capital Efficient Notes, Series I” of the Company (the “CENts”). The CENts initially shall be issued to Susquehanna Capital I, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of December 12, 2007, among the Company, as Depositor, The Bank of New York, as Delaware Trustee and Property Trustee, the Administrative Trustees (as defined therein) and the Holders (as defined therein) named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of December 12, 2007, between the Company and The Bank of New York, as Guarantee Trustee.

(b) Aggregate Principal Amount. The aggregate principal amount of the CENts that may be authenticated and delivered under the Indenture and this Supplemental Indenture is unlimited. $125,010,000 aggregate principal amount of the CENts are issued on the date of this Supplemental Indenture. The Company has the right to issue additional CENts of this series in the future. Any such additional CENts shall have the same terms as the CENts issued on the date of this Supplemental Indenture but may be offered at a different offering price and accrue interest from a different date than the CENts issued on the date of this Supplemental Indenture. Any such additional CENts will be treated as part of the same series as the CENts issued on the date of this Supplemental Indenture for all purposes under the Indenture.

(c) Denominations. The CENts shall be issued only in fully registered form, and the authorized denominations of the CENts shall be $25.00 principal amount and any integral multiple thereof.

(d) Scheduled Maturity Date. (i) Subject to clause (ii) of this Section 2.1(d), the principal amount of, and all accrued and unpaid interest on, the CENts shall be payable in full on December 12, 2057, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”). The entire principal amount of the CENts outstanding shall be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1 (d) during the period from and including the 15th day to and including the 10th day immediately preceding the Scheduled Maturity Date.

(ii) In the event the Company delivers an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with any Interest Payment Date, (A) the principal amount of CENts payable on such Interest Payment Date shall be equal to the Applicable Percentage of the net cash proceeds that the Company will have received from the issuance of Qualifying Capital Securities during the period referred to in paragraph (B) of clause (v) of this Section 2.1(d), subject to clause (viii) of this Section 2.1(d), (B) such principal amount shall be repaid on such Interest Payment Date pursuant to Article III and (C) the remaining CENts shall remain outstanding and shall be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed or shall become due and payable pursuant to Section 7.02 of the Indenture. The entire principal amount of the CENts outstanding shall be due and payable on any Interest Payment Date in the event the Company does not deliver an Officers’ Certificate to the Trustee during the period from and including the 15th day to and including the 10th day immediately preceding such Interest Payment Date.

(iii) The principal of, and all accrued and unpaid interest on, all outstanding CENts shall be due and payable on the “Final Repayment Date.” The Final Repayment Date shall initially be December 12, 2067, but the Company may elect to extend the Final Repayment Date up to two times in 10-year increments on either or both of December 12, 2017 and December 12, 2027 (each, an “Extension Date”) and, as a result, the Final Repayment Date may be extended to December 12, 2077 or December 12, 2087, provided that all “extension criteria” described below are satisfied. If the Final Repayment Date falls on a day that is not a Business Day, the Final Repayment Date shall be the following business day.

With respect to each Extension Date, the following criteria shall constitute the “extension criteria:”

(A) on the applicable Extension Date the CENts are rated at least Baa3 by Moody’s Investors Service Inc. (“Moody’s”) or BBB- by Standard & Poor’s Ratings Service, a division of McGraw-Hill, Inc. (“S&P”), or, if Moody’s and S&P (or their respective successors) are no longer in existence, the equivalent rating by a nationally recognized statistical rating organization;

(B) during the three years prior to the applicable Extension Date:

(1) no event of default has occurred in respect of any of the Company’s then outstanding debt for money borrowed; and

(2) the Company did not have (and does not have at the Extension Date) any outstanding deferred payments under any of its then-outstanding preferred stock or debt securities; and

(C) on the applicable Extension Date the Company delivers a written certification to the Trustee dated as of such date stating that on such extension date (i) it believes that the likelihood that it will elect to defer interest on the CENts is remote, (ii) it expects to make all required payments on the CENts in accordance with their terms and (iii) it expects to be able to satisfy its obligations under the Replacement Capital Covenant.

If the Final Repayment Date is extended, then the Company shall notify the Trustee, which shall mail notice of such extension by first class mail, postage prepaid, addressed to the Holders of the CENts at their respective last addresses appearing in the Security Register within 30 days of such extension. Such notice shall state the applicable Extension Date and the Final Repayment Date after giving effect to the applicable extension. From and after the applicable Extension Date, the Final Repayment Date shall be the Final Repayment Date as so extended.

(iv) The obligation of the Company to repay the CENts pursuant to this Section 2.1(d) on any date prior to the Final Repayment Date shall be subject to (A) its obligations under Article XIV of the Indenture to the holders of Senior Indebtedness and (B) its obligations under Section 2.1(h) with respect to the payment of deferred interest on the CENts.

(v) Until the CENts are repaid in full, the Company shall use “commercially reasonable efforts” (as defined in clause (vi) of this Section 2.1(d)), subject to a Market Disruption Event:

(A) to raise sufficient net cash proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date on which the Company delivers the notice required by Section 3.1 to permit repayment of the CENts in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.1(d); and

(B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, to raise sufficient net proceeds from the sale of Qualifying Capital Securities to permit repayment of the CENts in full on the following Interest Payment Date pursuant to clause (ii) of this Section 2.1(d) until the CENts are paid or redeemed in full, an event of default that results in acceleration of the CENts occurs or the Final Repayment Date; and

the Company shall apply any such net proceeds to the repayment of the CENts as provided in clause (viii) of this Section 2.1(d).

(vi) For purposes of this Section 2.1(d), “commercially reasonable efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to third parties other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(vii) The Company shall, if it has not raised sufficient net proceeds from the issuance or sale of Qualifying Capital Securities pursuant to clause (v) of this Section 2.1(d) in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to the Administrative Trustees, who shall forward such certificate to each holder of record of Capital Securities) no more than 15 and no less than 10 days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) of this Section 2.1(d) in connection with such Repayment Date, the Applicable Percentage applicable thereto and the corresponding principal amount of the CENts to be repaid on such Repayment Date pursuant to clause (i) or (ii), as the case may be, of this Section 2.1(d). The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to clause (v) of this Section 2.1(d) if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to sell sufficient Qualifying Capital Securities during the rest of that period to permit repayment of the CENts in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of CENts is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the CENts to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (viii) of this Section 2.1(d).

(viii) Payments in respect of the CENts on any Repayment Date will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.1(i), second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of CENts; provided that if the Company is obligated to sell Qualifying Capital Securities and make payments of principal on any outstanding Parity Securities in addition to the CENts in respect thereof then on any date and for any period, such payments shall be applied first to the Parity Securities having an earlier scheduled maturity date than the CENts and then to the CENts and the Parity Securities having the same scheduled maturity date as the CENts pro rata in accordance with their respective outstanding principal amounts, and no such payment will be made on any other Parity Securities having a later scheduled maturity date until the principal of the CENts has been paid in full except to the extent permitted under Section 2.1(g) and clause (4) of Section 2.1(i), or on such other basis as the Federal Reserve may approve. If the Applicable Percentage of net cash proceeds that the Company has raised from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period, as the case may be, pursuant to clause (v) of this Section 2.1(d), is less than $5 million, the Company will not be required to repay any CENts on the Scheduled Maturity Date or the next Interest Payment Date, as applicable. On the next Interest Payment Date as of which the Applicable Percentage of the net cash proceeds the Company has raised pursuant to clause (v) of this Section 2.1(d) is at least $5 million during the 180-day period preceding the applicable notice date (or, if shorter, the period since the Company last repaid any principal amount of CENts), the Company will be required to repay a principal amount of the CENts equal to the Applicable Percentage of the entire net cash proceeds raised from the sale of Qualifying Capital Securities pursuant to clause (v) of this Section 2.1(d) during such 180-day (or shorter) period.

(e) Rate of Interest. The CENts shall bear interest on their principal amount from and including the date they are issued to but excluding December 12, 2037 at the annual rate of 9.375%, payable quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on March 12, 2008. The CENts shall bear interest from and including

December 12, 2037 to but excluding the Final Repayment Date at an annual rate of interest equal to three-month LIBOR plus 5.455%, payable quarterly in arrears on March 12, June 12, September 12 and December 12 of each year (each such date, including the dates in the prior sentence, an “Interest Payment Date”). In the event that any Interest Payment Date on or prior to December 12, 2037 would otherwise fall on a day that is not a Business Day, the payment of interest shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. In the event that any Interest Payment Date in respect of an interest period commencing on or after December 12, 2037 would otherwise fall on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if the postponement would cause the day to fall in the next calendar month, the Interest Payment Date shall instead be brought forward to the immediately preceding Business Day. Interest in respect of any interest period commencing on or after December 12, 2037 shall accrue to but excluding the date that interest is actually paid. Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the CENts, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 2.1(h).

(f) To Whom Interest Payable. Subject to Section 2.1(p), interest shall be payable to the Person in whose name the CENts are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that (i) interest payable on any CENts pursuant to their repayment in full in accordance with Article III and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. (i) The Company shall have the right, at any time and from time to time prior to the Final Repayment Date, to defer the payment of interest on the CENts for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the CENts.

If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee, the Company shall not, and shall not permit any Subsidiary, to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s Capital Stock, (B) make any payment of principal of, or interest or premium, if any, on, nor repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to the CENts, or (C) make any guarantee payments with respect to any guarantee by the Company if such guarantee ranks junior to the CENts. Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (a) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (b) make payments under the Guarantee; (c) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or redeem or purchase any rights under any such plan; (d) purchase Capital Stock related to (1) the issuance of Capital Stock or rights under any benefit plans for directors, officers or employees of the Company; (2) the issuance of Capital Stock or rights under a dividend reinvestment and stock purchase plan; (3) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (e) exchange or convert (1) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (2) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; (f) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged; (g) make payments of current or deferred interest in respect of Parity Securities that are made pro rata in respect of the amounts due on such Parity Securities and the CENts or in accordance with clause (4) of Section 2.1(i) to the extent it applies, and make payments of deferred interest on any Parity Securities that were issued prior to the date the CENts are initially issued (“Existing Parity Securities”) that, if not made, would cause the Company to breach the terms of the instrument governing such Existing Parity Securities; or (h) make payments of principal in respect of Parity Securities having an earlier scheduled maturity date than the CENts, as required under a provision of such Parity Securities that is substantially the same as described under Section 2.1(d), and make payments of principal in respect of Parity Securities having the same scheduled maturity date as the CENts that are made on a pro rata basis among such Parity Securities and the CENts.

(ii) Except as otherwise provided in Section 2.1(p), at the end of any Deferral Period, the Company shall pay all deferred interest on the CENts (together with Additional Interest thereon, if any, at the rate specified for the CENts) to the extent permitted by applicable law, to the Persons in whose names that Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) Subject to Section 2.1(p) and the exceptions set forth in clause (i) above, in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the Company shall not, nor shall permit any of its Subsidiaries to, prior to the first anniversary of the date on which all deferred interest has been paid, purchase or acquire any securities ranking junior to or pari passu with any Qualifying APM Securities the proceeds of which were used to pay deferred interest pursuant to the Alternative Payment Mechanism during the relevant Deferral Period.

(iv) Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 2.1(g).

(v) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.1(h).

(vi) The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder or a holder of the CENts, to the Holders of the CENts and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole holder of the CENts, to the Property Trustee and the Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Capital Securities of the record date for such Distribution Date or of such Distribution Date.

(h) Payment of Deferred Interest. The Company shall not pay deferred interest (including Additional Interest thereon) on the CENts on any Interest Payment Date during any Deferral Period prior to the Final Repayment Date from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period from any available funds; (ii) the Company may pay deferred interest from any available funds at any time an Event of Default has occurred and is continuing and (iii) if the Federal Reserve disapproves of the Company’s sale of Qualifying APM Securities, the Company may pay deferred interest on the CENts with cash from any source and if the Federal Reserve disapproves of the use of proceeds of the Company’s sale of Qualifying APM Securities to pay deferred interest on the CENts, the Company may use the proceeds for other purposes and continue to defer interest on the CENts. If the Company has outstanding Parity Securities under which it is obligated to sell Qualifying APM Securities and apply the net proceeds to the payment of deferred interest or Distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and Distributions will be applied to the CENts and those other Parity Securities on a pro rata basis up to the Common Equity Issuance Cap, the Preferred Stock Issuance Cap and the Share Cap Amount (or comparable provisions in the instruments governing those Parity Securities) for each series of Parity Securities, as the case may be, in proportion to the total amounts of accrued and unpaid interest or Distributions that are due on the CENts and such Parity Securities at such time, or on such other basis as the Federal Reserve may approve.

(i) Alternative Payment Mechanism. Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company shall, after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved, issue Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate and unpaid amount of deferred interest on the CENts (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon) in accordance with Section 2.1(h); provided that:

(1) the Company shall not be required to issue Common Stock or Qualifying Warrants prior to the fifth anniversary of the commencement of a Deferral Period if the net proceeds of any issuance of Common Stock or Qualifying Warrants applied during that Deferral Period to pay interest on the CENts pursuant to this Section 2.1(i), together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during that Deferral Period would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest, to the extent not disapproved by the Federal Reserve after notice, regardless of the time at which it was deferred, using the Alternative Payment Mechanism, subject to any Market Disruption Event and the Share Cap; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently pays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of that Deferral Period and will not apply again unless and until the Company starts a new Deferral Period. The Company shall use commercially reasonable efforts, subject to the Common Equity Issuance Cap (as defined in clause (5) below, to set the terms of any Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest in accordance with the Alternative Payment Mechanism. For the avoidance of doubt, once the Company reaches the Common Equity Issuance Cap, the Company shall not be required to issue more Common Stock or Qualifying Warrants prior to the fifth anniversary of the commencement of any Deferral Period pursuant to this Section 2.1(i) even if the amount referred to in clause (1) of this Section 2.1(i) subsequently increases because of a subsequent increase in the Current Stock Market Price of Common Stock or in the number of outstanding shares of Common Stock;

(2) the Company shall not be permitted to issue Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock if the net proceeds of any issuance of Qualifying Preferred Stock or Mandatorily Convertible Preferred Stock is applied to pay interest on the CENts pursuant to the Alternative Payment Mechanism, together with the net proceeds of all prior issuances of Qualifying Preferred Stock and still-outstanding Mandatorily Convertible Preferred Stock so applied during the current and all prior Deferral Periods, would exceed 25% of the aggregate principal amount of the CENts issued under the Indenture (the “Preferred Stock Issuance Cap”);

(3) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent it is the Holder of the CENts) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered;

(4) to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date pursuant to this Section 2.1(i) and subject to the Common Equity Issuance Cap, the Preferred Stock Issuance Cap and the Share Cap, such Eligible Proceeds shall be applied in accordance with Section 2.1(h); and

(5) so long as the CENts remain outstanding, the Company shall not issue Common Stock, Qualifying Warrants or Mandatorily Convertible Preferred Stock such that the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof), together with all Common Stock previously issued, or issuable under Qualifying Warrants and Mandatorily Convertible Preferred Stock previously issued, in each case pursuant to the Alternative Payment Mechanism for purposes of paying deferred interest on the CENts, exceeds 50 million shares of Common Stock (the “Share Cap”); provided that (i) if additional Capital Securities are issued, the Share Cap will be increased proportionately to the number of such additional Capital Securities, and (ii) if the issued and outstanding shares of Common Stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Share Cap shall be correspondingly adjusted. The Share Cap limitation shall apply so long as any CENts remain outstanding, but if the Share Cap has been reached and it is not sufficient to allow the Company to raise sufficient proceeds to pay deferred interest in full, the Company shall use commercially reasonable efforts to increase the Share Cap amount (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of its Common Stock or (ii) if the Company cannot increase the Share Cap as contemplated in the preceding clause, by requesting the Company’s board of directors to adopt a resolution for stockholder vote at the next occurring annual stockholders’ meeting to increase the number of shares of authorized Common Stock for purposes of satisfying the Company’s obligations to pay deferred interest pursuant to the Alternative Payment Mechanism.

(j) Events of Default. Solely for purposes of the CENts, in addition to clauses (i) and (ii) of Section 7.01 of the Indenture, the following clauses (1) and (2) shall constitute Events of Default; and the reference to Section 7.01 in Section 7.07 of the Indenture shall be deemed to refer to clauses (1) and (2) below:

(1) default in the payment of any interest, including Additional Interest, in full on any CENt for a period of 30 days after the conclusion of a ten-year period following the commencement of any Deferral Period if at such time such Deferral Period has not ended;

(2) default in the payment of the principal of the CENts when due whether on the Final Repayment Date, upon redemption or otherwise, subject to Section 2.1(d).

For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the CENts or the holders of the Capital Securities under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the CENts shall be an Event of Default with respect to the CENts.

Solely for purposes of the CENts, the first paragraph of Section 7.02 of the Indenture is replaced in its entirety by the following:

“If an Event of Default pursuant to this Section 2.1(j)(1) occurs and is continuing, then, and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding CENts may declare the principal amount of and accrued interest

(including Additional Interest) on the CENts to be immediately due and payable or deliverable, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding CENts fail to declare the principal amount of all the CENts to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the corresponding series of Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee, and upon any such declaration the same shall become immediately due and payable or deliverable. If an Event of Default pursuant to clause (i) or (ii) of Section 7.01 of the Indenture occurs, the principal amount of and accrued interest (including Additional Interest) on the CENts shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(k) Redemption. The CENts are redeemable at the Company’s option, subject to the approval of the Federal Reserve (if the redemption occurs prior to the Scheduled Maturity Date):

(i) in whole or in part, at any time on or after December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date;

(ii) in whole but not in part, any time prior to December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event; and

(iii) in whole but not in part, any time prior to December 12, 2012, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to the greater of (x) 100% of the principal amount of the CENts being redeemed and (y) the Make-Whole Amount, in each case plus any accrued and unpaid interest to the Redemption Date.

For purposes of this Section 2.1(k), the following terms have the following meanings:

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of any:

(i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after December 5, 2007;

(ii) proposed change in those laws or regulations that is announced after December 5, 2007; or

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after December 5, 2007;

there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the capital securities as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve applicable to bank holding companies, as then in effect.

“Tax Event” means that the Company has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after December 5, 2007;

(ii) proposed change in those laws or regulations that is announced after December 5, 2007;

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after December 5, 2007; or

(iv) threatened challenge asserted in writing in connection with an audit of the Company, its subsidiaries or the Trust, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the CENts or the Capital Securities;

there is more than an insubstantial risk that:

(i) the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the CENts;

(ii) interest payable by the Company on the CENts is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(iii) the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that then publishes a rating for us (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the CENts, which amendment, clarification or change results in:

(i) the shortening of the length of time the CENts are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the Capital Securities, or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the CENts by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the issue date of the Capital Securities.

“Make-Whole Amount” equals the sum of the present values of the remaining scheduled payments of principal (discounted from December 12, 2012) and interest that would have been payable to and including December 12, 2012 (discounted from their respective Interest Payment Dates) on the CENts being redeemed (not including any portion of such payments of interest accrued to the Redemption Date) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the “Treasury Security” that corresponds to the “Treasury Price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the “Treasury Dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the CENts being redeemed in a tender offer based on a spread to United States Treasury yields.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes, and Bills,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 P.M., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 P.M., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Dealer” means Morgan Stanley & Co. Incorporated (or its successors) or, if Morgan Stanley & Co. Incorporated (or its successors) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

(l) Amendment of Replacement Capital Covenant. The Company shall not amend the Replacement Capital Covenant to (i) impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or purchase of the CENts or Capital Securities is permitted or (ii) amend the definition of “Applicable Percentage” or “Qualifying Preferred Stock” in a manner that is adverse to the Holders of the CENts, except with the consent of the holders of a majority in liquidation amount of the Capital Securities or, if the CENts have been distributed by the Trust, the Holders of at least a majority in principal amount of the CENts. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms without the consent of the Holders of the Capital Securities or the CENts.

(m) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the CENts, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such CENts, such Holder shall have no claim for, and thus no right to receive, any interest optionally deferred pursuant to Section 2.1(g) and unpaid (including Additional Interest thereon) that has not been settled through the application of the Alternative Payment Mechanism to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to the pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock that the Company has applied to pay such deferred interest on the CENts pursuant to the Alternative Payment Mechanism; provided that each Holder of CENts is deemed to agree that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount the Holders of the CENts will receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interest of the holders, if any, of Qualifying Preferred Stock.

(n) Sinking Fund. The CENts shall not be subject to any sinking fund or similar provisions.

(o) Forms. The CENts shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(p) Business Combinations. If the Company engages in any transaction that is subject to Section 10.01 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Section 2.1(h) and clause (iii) of Section 2.1(g), shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction (or, if later, at any time within 90 days following the date of consummation of the business combination). The settlement of all deferred interest, whether it occurs on an Interest Payment Date or another date, shall immediately terminate the Deferral Period. The Company shall establish a special record date for the payment of any deferred interest pursuant to this Section 2.1(p) on a date other than an Interest Payment Date, which record date shall also be a special record date for the payment of the corresponding Distribution on the Capital Securities.

(q) Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Capital Securities. Solely for the purposes of the CENts, Section 7.08 of the Indenture shall not apply. Notwithstanding any other provision in the Indenture, each Holder of the CENts shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.07 of the Indenture) interest (including any Additional Interest) on the CENts on the Final Repayment Date, and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any CENts are held by or on behalf of the Trust, any holder of the Capital Securities issued by the Trust shall have the right, upon (i) the breach by the Company of its obligations under Section 2.1(d) to issue Qualifying Capital Securities or

Section 2.1(i) to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in Section 2.1(j), to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such Holder of principal of (premium, if any) and (subject to Section 3.07 of the Indenture) interest (including any Additional Interest) on the CENts having a principal amount equal to the aggregate liquidation amount of such Capital Securities.

(r) Right of Set-Off. With respect to the CENts of a series issued to the Trust, notwithstanding anything to the contrary in the Indenture, the Company shall have the right to set off any payment it is otherwise required to make thereunder in respect of any such CENt to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under any guarantee relating to such CENt or under Section 7.08 of the Indenture.

ARTICLE III

REPAYMENT OF THE CENTS

3.1. Repayment. The Company shall, not more than 15 nor less than 10 days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of CENts to be repaid on such date pursuant to Section 2.1(d).

3.2. Selection of Securities to be Repaid. (a) If less than all the CENts are to be repaid on any Repayment Date (unless such repayment affects only a single CENt), the particular CENts to be repaid shall be selected not more than 15 days prior to such Repayment Date by the Trustee, from the Outstanding CENts not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any CENt; provided that the portion of the principal amount of any CENt not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such CENt.

(b) The Trustee shall promptly notify the Company in writing of the CENts selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of CENts shall relate, in the case of any CENt repaid or to be repaid only in part, to the portion of the principal amount of such CENt which has been or is to be repaid. If the Company shall so direct, CENts registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the CENts selected for repayment.

3.3. Notice of Repayment. (a) Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th day, and not earlier than the 10th day, prior to the Repayment Date, to each Holder of Securities to be repaid, at the address of such Holder as it appears in the Securities Register.

(b) Each notice of repayment shall identify the CENts to be repaid (including CUSIP number, if a CUSIP number has been assigned to the CENts) and shall state:

(1) the Repayment Date;

(2) if less than all Outstanding CENts are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular CENts to be repaid;

(3) that on the Repayment Date, the principal amount of the CENts to be repaid will become due and payable upon each such CENt or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(4) the place or places where such CENts are to be surrendered for payment of the principal amount thereof.

(c) Notice of repayment shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any CENt designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other CENt.

3.4. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 5.03 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest) on, all the CENts which are to be repaid on that date.

3.5. Payment of CENts Subject to Repayment. (a) If any notice of repayment has been given as provided in Section 3.3, the CENts or portion of the CENts with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such CENts at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest) to the Repayment Date; provided that installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such CENts, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.07 of the Indenture.

(b) Upon presentation of any CENt repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new CENt or CENts, of authorized denominations, in aggregate principal amount equal to the portion of the CENt not repaid and so presented and having the same Original Issue Date, Stated Maturity and terms. If a Global Security is so surrendered, such new Security will also be a new Global Security.

(c) If any CENt called for repayment shall not be so paid upon surrender thereof, the principal of such CENt shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the CENt.

ARTICLE IV

MISCELLANEOUS

4.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

4.2. The Article headings herein are for convenience only and shall not affect the construction hereof.

4.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

4.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

4.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

4.8. Notwithstanding anything to the contrary contained in the Indenture or this Supplemental Indenture, the consent of the Holders of the CENts shall not be required to effect any amendment required in order to make this Supplemental Indenture consistent with the description of the Supplemental Indenture or the form of the CENts contained in the Prospectus, dated November 6, 2007, as supplemented by the Prospectus Supplement, dated December 5, 2007, relating to the Capital Securities.

[Signature page follows.]

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Drew K. Hostetter
Name:	Drew K. Hostetter
Title:	Executive Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary LaGumina
Name: Mary LaGumina
Title: Vice President

Annex A – Form of CENt

SUSQUEHANNA BANCSHARES, INC.

9.375% Capital Efficient Note, Series I

No. T-1

$125,010,000

SUSQUEHANNA BANCSHARES, INC., a corporation organized and existing under the laws of the State of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, as Property Trustee of Susquehanna Capital I, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of one hundred twenty-five million ten thousand dollars ($125,010,000) on the Final Repayment Date (as hereinafter defined). The Final Repayment Date shall initially be December 12, 2067, but the Company may elect to extend the Final Repayment Date up to two times in 10-year increments on either or both of December 12, 2017 and December 12, 2027 and, as a result, the Final Repayment Date may be extended to December 12, 2077 or December 12, 2087, provided that certain extension criteria set forth in the Supplemental Indenture hereinafter referred to are satisfied. If the Final Repayment Date falls on a day that is not a Business Day (as hereinafter defined), the Final Repayment Date shall be the following business day. The full principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on December 12, 2057, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. The Company further promises to pay interest on said principal sum from December 12, 2007 or from the most recent Interest Payment Date for which interest has been paid or duly provided. This Security shall bear interest from and including December 12, 2007 to but excluding December 12, 2037 at the annual rate of 9.375%, payable quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on March 12, 2008. This Security shall bear interest from and including December 12, 2037 to but excluding the Final Repayment Date at an annual rate of interest equal to three-month LIBOR plus 5.455%, payable quarterly in arrears on March 12, June 12, September 12, and December 12 of each year (each such date, including the dates in the preceding sentence, an “Interest Payment Date”). In the event that any Interest Payment Date on or prior to December 12, 2037 would otherwise fall on a day that is not a Business Day, the payment of interest shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. In the event that any Interest Payment Date in respect of an interest period commencing on or after December 12, 2037 would otherwise fall on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if the postponement would cause the day to fall in the next calendar month, the Interest Payment Date shall instead be brought forward to the immediately preceding Business Day. Interest in respect of any interest period commencing on or after December 12, 2037 shall accrue to but excluding the date that interest is actually paid. Any installment of interest (or portion thereof) deferred in accordance with the Supplemental Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with the Supplemental Indenture.

The amount of interest payable on this Security for any interest period ending on or prior to December 12, 2037 shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable on this Security for any interest period commencing on or after December 12, 2037 shall be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant interest period.

A “Business Day” shall mean any day other than (i) a Saturday or Sunday or other day on which banking institutions in the city of New York or in Pittsburgh, Pennsylvania, are authorized or required by law or executive order to remain closed, (ii) a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business or (iii) during any Interest Period for which interest is based on LIBOR, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security and the Capital Securities are issued in the form of a global security, or (ii) the fifteenth day (whether or not a Business Day) of the month preceding the month in which such Interest Payment Date occurs if this Security is not issued in the form of a Global Security and the Capital Securities are not issued in the form of a global security, except that (i) interest payable on this Security pursuant to its repayment in full in accordance with Article III of the Supplemental Indenture and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be mailed, first-class, postage prepaid, to each Holder of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Repayment Date, to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 10 years; provided, however, that no Deferral Period (as hereinafter defined) shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of this Security.

If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee (and, except as provided in the Supplemental Indenture with respect to certain transactions, in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period), the Company shall not, and shall not permit any Subsidiary to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s Capital Stock, (B) make any payment of principal of, or interest or premium, if any, on, nor repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to this Security, or (C) make any guarantee payments with respect to any guarantee by the Company if such guarantee ranks junior to this Security. Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (a) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (b) make payments under the Guarantee; (c) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or redeem or purchase any rights under any such plan; (d) purchase Capital Stock related to (1) the issuance of Capital Stock or rights under any benefit plans for directors, officers or employees of the Company; (2) the issuance of Capital Stock or rights under a dividend reinvestment and stock purchase plan; (3) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (e) exchange or convert (1) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (2) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; (f) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged; (g) make payments of current or deferred interest in respect of Parity Securities that are made pro rata in respect of the amounts due on such Parity Securities and this Security or in accordance with clause (viii) of Section 2.1(d) of the Supplemental Indenture to the extent it applies, and make payments of deferred interest on any Parity Securities that were issued prior to the date the CENts are initially issued (“Existing Parity Securities”) that, if not made, would cause the Company to breach the terms of the instrument governing such Existing Parity Securities; or (h) make payments of principal in respect of Parity Securities having an earlier scheduled maturity date than this Security, as required under a provision of such Parity Securities that is substantially the same as described under Section 2.1(d) of the Supplemental Indenture, and make payments of principal in respect of Parity Securities having the same scheduled maturity date as this Security that are made on a pro rata basis among such Parity Securities and this Security. Each period beginning on the Interest Payment Date with respect to which the Company elects to defer all or part of any interest payment and ending, subject to Section 2.1(m) of the Supplemental Indenture, on the earlier of (i) the Interest Payment Date falling on or about the tenth anniversary of such Interest Payment Date and (ii) the next Interest

Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent Deferral Period and all other accrued and unpaid interest on this Security is referred to as a “Deferral Period”. At the end of any such Deferral Period, the Company shall pay all interest then accrued and unpaid on this Security (together with Additional Interest thereon, if any, to the extent permitted by applicable law) to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period. The Company may elect to pay current interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including Additional Interest thereon) pursuant to the Alternative Payment Mechanism to the extent required, by the Supplemental Indenture.

The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder or a holder of the Securities, to the Holders of the Securities and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole holder of the Securities, to the Property Trustee and the Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of such Capital Securities of the Record Date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date.

Payment of principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SUSQUEHANNA BANCSHARES, INC.

By:
Name:
Title:

Attest:

Dated: December 12, 2007

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 5, 2007, as supplemented by the supplemental indenture thereto, dated as of December 12, 2007 (herein called the “Indenture”, and such supplemental indenture dated as of December 12, 2007, herein called the “Supplemental Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series is unlimited in aggregate principal amount.

All terms used in this Security that are defined in the Supplemental Indenture, in the Indenture or in the Amended and Restated Trust Agreement, dated as of December 12, 2007 (the “Trust Agreement”), for Susquehanna Capital I, among Susquehanna Bancshares, Inc., as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Supplemental Indenture, the Indenture or the Trust Agreement, as the case may be.

The Company may, at its option and subject to the terms and conditions of the Supplemental Indenture and Article IV of the Indenture, redeem this Security, subject to the approval of the Federal Reserve (if the redemption occurs prior to the Scheduled Maturity Date):

(i) in whole or in part, at any time on or after December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date;

(ii) in whole but not in part, any time prior to December 12, 2012 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event; and

(iii) in whole but not in part, any time prior to December 12, 2012, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to the greater of (x) 100% of the principal amount of the CENts being redeemed and (y) the Make-Whole Amount, in each case plus any accrued and unpaid interest to the Redemption Date.

In the event of redemption or repayment of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

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The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a majority in aggregate principal amount of the securities of each series issued under the Indenture at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past defaults in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the securities of such series. Any such consent or waiver by the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest (including Additional Interest) in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period with respect to the Securities at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount of, and accrued interest (including Additional Interest) on, all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Securities shall become immediately due and payable. If an Event of Default arising from a Bankruptcy Event or insolvency or reorganization involving the Company occurs, the principal amount of, and accrued interest (including Additional Interest) on, the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Any other Event of Default shall not result in the acceleration of the payments of principal or accrued interest on the Securities. In any case, the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest optionally deferred pursuant to the Supplemental Indenture and unpaid (including Additional Interest thereon) that has not been settled through the application of the Alternative Payment Mechanism set forth in the Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount

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equal to the pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and any still-outstanding Mandatory Convertible Preferred Stock that the Company has applied to pay such deferred interest on the Securities of this series pursuant to the Alternative Payment Mechanism; provided that the Holder of this Security agrees that, to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount the Holder of this Security shall receive in respect of such excess shall not exceed the amount such Holder would have received had the claim for such excess ranked pari passu with the interest of the holders, if any, of Qualifying Preferred Stock.

No reference herein to the Indenture or the Supplemental Indenture and no provision of this Security or of the Indenture or the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 5.02 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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